FORM 3      UNITED STATES SECURITIES AND EXCHANGE COMMISSION  OMB APPROVAL
                                                              ------------
                         Washington, D.C. 20549               OMB Number:
                                                              3235-0104
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF    Expires:
                               SECURITIES                     December 31,
                                                              2001
                 Filed pursuant to Section 16(a) of the
             Securities Exchange Act of 1934, Section 17(a)
              of the Public Utility Holding Company Act of
            1935 or Section 30(f) of the Investment Company
                              Act of 1940



1. Name and Address of Reporting Person*


   Kerr-McGee Corporation
   ------------------------------------------------
   (Last)             (First)      (Middle)


   123 Robert S. Kerr Avenue
   ------------------------------------------------
   (Street)


   Oklahoma City,    Oklahoma      73102
   ------------------------------------------------
   (City)            (State)       (Zip)

2. Date of Event Requiring Statement
   (Month/Day/Year)

   December 31, 1996

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   Devon Energy Corporation (DVN)








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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

       Director                              x    10% Owner
-----                                      -----
       Officer                                     Other
-----                                      -----
   (give title below)                        (specify below)

---------------------------

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)

  x      Form filed by One Reporting Person
------
         Form filed by More than One Reporting Person
------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)

   Common Stock

2. Amount of Securities Beneficially Owned (Instr. 4)

   9,954,000

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

   D

4. Nature of Indirect Beneficial Ownership (Instr. 5)








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Table II --   Derivative Securities Acquired, Disposed of, or Beneficially
              Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)

   N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)

   Date Exercisable   Expiration Date


3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Title      Amount or Number of Shares


4. Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   (Instr. 5)


6. Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that it is the beneficial owner of any of the securities covered by this Statement.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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KERR-McGEE CORPORATION


By:     /s/ John C. Linehan
   --------------------------------------------------
   Name:  John C. Linehan
   Title:   Executive Vice President and
            Chief Financial Officer

**  Signature of Reporting Person


      June 15, 1999
---------------------------
          Date

































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